                                                                      EXHIBIT 12


                          WEINGARTEN REALTY INVESTORS
                       COMPUTATION OF RATIOS OF EARNINGS
                  AND FUNDS FROM OPERATIONS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)





                                           Three Months Ended
                                               March 31,
                                        ---------------------
                                           1996       1995
                                        ---------  ----------


Net income..............................   $12,625    $11,364

Add:
Portion of rents representative of the
 interest factor........................       154        164
Interest on indebtedness................     5,011      3,414
Amortization of debt cost...............        69         31
                                           -------    -------
  Net income as adjusted................   $17,859    $14,973
                                           =======    =======
Fixed charges:
Interest on indebtedness................   $ 5,011    $ 3,414
Capitalized interest....................       427        784
Amortization of debt cost...............        69         31
Portion of rents representative of the
 interest factor........................       154        164
                                           -------    -------
  Fixed charges.........................   $ 5,661    $ 4,393
                                           =======    =======
RATIO OF EARNINGS TO FIXED CHARGES......      3.15       3.41
                                           =======    =======
Net income..............................   $12,625    $11,364
Depreciation and amortization...........     8,022      6,997
Gain on sales of property...............      (496)      (141)
                                           -------    -------
  Funds from operations.................    20,151     18,220
Interest on indebtedness................     5,011      3,414
                                           -------    -------
  Funds from operations (as adjusted)...   $25,162    $21,634
                                           =======    =======
 RATIO OF FUNDS FROM OPERATIONS TO FIXED
  CHARGES...............................      4.44       4.92
                                           =======    =======
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